Exhibit 99.1

For Immediate Release

United Therapeutics Corporation Announces Accelerated Share Repurchase Agreement for Remainder of $2.0 Billion Authorization

SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., September 8, 2026: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, announced today that the company will utilize the remainder of its previously announced $2 billion share repurchase authorization. To complete the utilization, United Therapeutics today will enter into an Accelerated Share Repurchase (ASR) agreement with Citibank, N.A. (Citi) to repurchase the company’s common stock, for approximately $477.6 million. The company previously entered into ASR agreements to repurchase an aggregate $1.5 billion of its common stock in March 2026, and purchased an additional $22.4 million of its common stock in open-market transactions during the third quarter of 2026.

“In our view, the market is not yet reflecting the scale of what United Therapeutics is positioned to achieve. With multiple growth drivers approaching important inflection points beginning as soon as next year, we see opportunities far more powerful than our current stock valuation implies. Against that backdrop, accelerating this remaining authorization is a clear and disciplined decision that allows us to invest directly in our own future while continuing to reward shareholders. Upon completion of this additional repurchase, we will have returned $4 billion to our shareholders in approximately 2.5 years,” said Martine Rothblatt, Ph.D., Chairperson and Chief Executive Officer of United Therapeutics.

Under the terms of the ASR agreement with Citi, United Therapeutics will make an aggregate upfront payment of approximately $477.6 million on or around September 10, 2026 to Citi and United Therapeutics will receive an initial delivery of shares representing approximately 75% of the total shares anticipated to be repurchased under the ASR agreement measured based on the closing stock price of UTHR common stock on September 8, 2026. The final number of shares that United Therapeutics will ultimately repurchase pursuant to the ASR agreement will be based on the average of the daily volume-weighted average price per share of UTHR common stock during the term of the ASR, less a discount and subject to adjustments pursuant to the terms and conditions of the ASR agreement.

At final settlement of the ASR agreement, United Therapeutics may be entitled to receive additional shares of its common stock, or, in certain limited circumstances, be required to make a cash payment to Citi or, if United Therapeutics elects, deliver shares to Citi. The final settlement of the ASR is expected to be completed in the fourth quarter of 2026. As of September 4, 2026, United Therapeutics had approximately 42.9 million shares outstanding.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale is unlawful.

United Therapeutics: Enabling Inspiration

Founded by CEO Martine Rothblatt to discover a cure for her daughter's life-threatening rare disease, pulmonary arterial hypertension, United Therapeutics transforms the treatment of rare diseases and pioneers alternatives to expand the supply of transplantable organs. From our innovative therapies to our groundbreaking manufactured organs, we are bold and unconventional. We move quickly from scientific theory to practical technologies that can save lives. As a public benefit corporation, even our legal structure reflects our commitments. We serve patients, act with integrity, create long-term shareholder value, and operate with sustainable practices that protect the future we are working to build. Visit us at www.unither.com and follow us on LinkedIn, Facebook, and Instagram.

For Immediate Release

Forward-Looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to our future prospects, including multiple growth drivers and inflection points beginning as soon as next year; and opportunities far more powerful than our current stock valuation implies; the benefits of the share repurchase to shareholders; our plan to enter into an ASR agreement; the number of shares to be repurchased under the ASR agreement; the timing and manner of the final settlement under the ASR agreement; and our goals of expanding the supply of transplantable organs, developing practical technologies that can save lives, creating long-term shareholder value, and operating with sustainable practices. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language, and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of September 8, 2026, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

For Further Information Contact:

Investor Inquiries

https://ir.unither.com/contact-ir

Media Inquiries

communications@unither.com

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